Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated

April 27, 2021

by and among

Clarus Therapeutics, Inc.,

Blue Water Acquisition Corp.,

and

Blue Water Merger Sub Corp.

i

4.14	Litigation	25

4.15	Contracts	26

4.16	Licenses and Permits	28

4.17	Compliance with Laws	28

4.18	Intellectual Property	29

4.19	Healthcare	32

4.20	Accounts Receivable; Accounts Payable; Affiliate Loans	33

4.21	Employees; Employment Matters	33

4.22	Withholding	34

4.23	Employee Benefits	34

4.24	Real Property	36

4.25	Tax Matters	37

4.26	Environmental Laws	38

4.27	Top Customers and Suppliers	38

4.28	Finders’ Fees	39

4.29	Powers of Attorney and Suretyships	39

4.30	Directors and Officers	39

4.31	Anti-Money Laundering Laws	39

4.32	Insurance	39

4.33	Related Party Transactions	39

4.34	Investment Company Act	39

4.35	Independent Investigation	40

4.36	Information Supplied	40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		40

5.1	Corporate Existence and Power	40

5.2	Corporate Authorization	40

5.3	Governmental Authorization	41

5.4	Non-Contravention	41

5.5	Finders’ Fees	41

5.6	Issuance of Shares	41

5.7	Capitalization	41

5.8	Information Supplied	42

5.9	Trust Fund	42

5.10	Listing	42

5.11	Board Approval	43

5.12	Parent SEC Documents and Financial Statements	43

5.13	Certain Business Practices	44

5.14	Anti-Money Laundering Laws	44

5.15	Affiliate Transactions	44

5.16	Litigation	44

5.17	Expenses, Indebtedness and Other Liabilities	44

5.18	Tax Matters	44

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		45

6.1	Conduct of the Business	45

6.2	Exclusivity	48

6.3	Access to Information	49

6.4	Notices of Certain Events	49

6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	50

6.6	Trust Account	52

6.7	Obligations of Merger Sub	52

ARTICLE VII COVENANTS OF THE COMPANY		52

7.1	Tax Returns	52

7.2	Commercially Reasonable Efforts to Obtain Consents	52

7.3	Permitted Financing	52

7.4	Company’s Stockholders Approval	52

7.5	Financial Information	53

7.6	No Trading	53

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		53

8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	53

8.2	Confidentiality	54

8.3	Directors’ and Officers’ Indemnification and Liability Insurance	54

8.4	Nasdaq Listing	55

8.5	Certain Tax Matters	55

8.6	Equity Incentive Plan	55

ARTICLE IX CONDITIONS TO CLOSING		56

9.1	Condition to the Obligations of the Parties	56

9.2	Conditions to Obligations of Parent and Merger Sub	56

9.3	Conditions to Obligations of the Company	58

ARTICLE X DISPUTE RESOLUTION		59

10.1	Arbitration	59

10.2	Waiver of Jury Trial; Exemplary Damages	60

ARTICLE XI TERMINATION		60

11.1	Termination Without Default	60

11.2	Termination Upon Default	61

11.3	Effect of Termination	61

ARTICLE XII MISCELLANEOUS		62

12.1	Notices	62

12.2	Amendments; No Waivers; Remedies	62

12.3	Arm’s Length Bargaining; No Presumption Against Drafter	63

12.4	Publicity	63

12.5	Expenses	63

12.6	No Assignment or Delegation	63

12.7	Governing Law	63

12.8	Counterparts; Facsimile Signatures	63

12.9	Entire Agreement	63

12.10	Severability	64

12.11	Further Assurances	64

12.12	Third Party Beneficiaries	64

12.13	Waiver	64

12.14	Non-Recourse	65

12.15	No Other Representations; No Reliance	65

12.16	Legal Representation	66

Exhibit A	Company Support Agreement
Exhibit B	Parent Support Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Certificate of Merger
Exhibit E	Amended and Restated Certificate of Incorporation of Parent
Exhibit F	Amended and Restated Bylaws of Parent
Exhibit G	Parent Equity Incentive Plan
Exhibit H	FIRPTA Certificate
Exhibit I	Stockholder Lockup Agreement
Exhibit J	Lender Lockup Agreement

Company Disclosure Schedules

Parent Disclosure Schedules

Other Schedules

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2021 (this “Agreement”), is entered into by and among Clarus Therapeutics, Inc., a Delaware corporation (the “Company”), Blue Water Acquisition Corp., a Delaware corporation (“Parent”) and Blue Water Merger Sub Corp., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H:

A.	The Company is in the business of pharmaceutical product development and commercialization and related activities (the “Business”);

B.	Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

C.	The Company Securityholders are listed in Annex 4.5(a) to Schedule 4.5 and own 100% of the issued and outstanding Company Securities as of the date hereof;

D.	Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Clarus Therapeutics Holdings, Inc.”;

E.	Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Company Securityholders set forth on Schedule 1 (“Specified Company Securityholders”) are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each of the Specified Company Securityholders has agreed (i) to vote in favor of this Agreement and the Merger as soon as practicable following the following the Effective Date and (ii) not to assign, transfer or otherwise dispose of or encumber any of their Company Securities prior to the Closing;

F.	Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, specified stockholders of Parent are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (x) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder in accordance with the Insider Letter, (y) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting in accordance with the Insider Letter and (z) waive any adjustment to the conversion ratio set forth in the Parent Charter or any other anti-dilution or similar protection with respect to the Parent Class B Shares (whether resulting from the transactions contemplated hereby, by the Additional Agreements or by any other transaction consummated in connection with the transactions contemplated hereby); and

G.	The Company Board has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which the Company is or will be party, including the Merger, on the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are advisable and fair to the Company and the Company Stockholders and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party (the “Company Board Recommendation”).

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“2025 Notes” means the 12.5% Senior Secured Notes due 2025 issued pursuant to that certain Indenture, dated as of March 12, 2020, between the Company and U.S. Bank National Association, as trustee and collateral agent.

“Accounts Receivable” has the meaning set forth in Section 4.20(a).

“Action” means any legal action, litigation, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional 2025 Notes” means any 2025 Notes issued following the date hereof but prior to the Closing Date (except for any 2025 Notes issued in respect of past due interest on the Existing 2025 Notes).

“Additional Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Parent Support Agreements, the Stockholder Lockup Agreements and the Lender Lockup Agreements.

“Additional Closing Shares” has the meaning set forth in Section 3.1(b).

“Additional Convertible Notes” means (a) those certain Convertible Promissory Notes of the Company issued following the date hereof but prior to the Closing Date to certain Company Securityholders pursuant to Amendment No. 2 to the Note Purchase Agreement dated as of August 16, 2018, as amended, dated as of March 16, 2021, by and among the Company and such Company Securityholders and (b) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of up to $10,000,000.00, issued from time to time prior to the Closing Date to certain Company Securityholders pursuant to the Note Purchase Agreement, dated April 26, 2021, by and among the Company and such Company Securityholders.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Person’s spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Affiliate Transaction” has the meaning set forth in Section 4.33.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Arbitrator” has the meaning set forth in Section 10.1(a).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Base Closing Shares” has the meaning set forth in Section 3.1(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, its business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in Section 12.13.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

“Capitalization Schedule” has the meaning set forth in Section 3.2(h).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.6.

“Closing Company Cash” has the meaning set forth in Section 3.2(i).

“Closing Company Indebtedness” has the meaning set forth in Section 3.2(i).

“Closing Company Transaction Bonuses” has the meaning set forth in Section 3.2(i).

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Payment Shares” has the meaning set forth in Section 3.1(b).

“Closing Schedule” has the meaning set forth in Section 3.2(i).

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder. All citations to the Code, or to the Treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Cash” means all cash and cash equivalents of the Company and its Subsidiaries (including, for the avoidance of doubt, any cash collateralizing any letters of credit or credit card accounts and any cash held as security deposits for any real property leased by the Company).

“Company Capital Stock” means Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock.

“Company Certificate of Incorporation” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as filed on December 18, 2020 with the Secretary of State of the State of Delaware pursuant to the DGCL.

“Company Common Stock” means common stock of the Company, par value $0.001 per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Option” means each option to purchase Company Common Stock granted, and that remains outstanding, under the Equity Incentive Plan.

“Company Preferred Stock” has the meaning set forth in Section 4.5(a).

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options, the Existing Convertible Notes, the Additional Convertible Notes, the Existing 2025 Notes and the Additional 2025 Notes.

“Company Securityholder” means each Person who holds Company Securities immediately prior to the Effective Time, each of which will be listed on the Capitalization Schedule delivered prior to Closing.

“Company Series A Preferred Stock” means the Series A preferred stock of the Company, par value $0.001 per share.

“Company Series B Preferred Stock” means the Series B preferred stock of the Company, par value $0.001 per share.

“Company Series C Preferred Stock” means the Series C preferred stock of the Company, par value $0.001 per share.

“Company Series D Preferred Stock” means the Series D preferred stock of the Company, par value $0.001 per share.

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.4(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.4(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Transaction Bonuses” means any change of control payments or severance, termination or similar payments pursuant to a contract that are or become due to any current or former employee, director or independent contractor of the Company triggered solely by the Merger or the other transactions contemplated hereby, in each case, that remains unpaid as of the Reference Time.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (the “50% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Data Protection Laws” means all Laws worldwide relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, HIPAA, the regulations set forth in 42 C.F.R. Part 495 and 45 C.F.R. Parts 160, 164 and 170, the HITECH Act, Section 5 of the Federal Trade Commission Act, the FTC Red Flag Rules, the CAN SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, the Children’s Online Privacy Protection Act, state social security number protection laws, state data breach notification laws, state data privacy laws including the California Consumer Privacy Act, as amended, state data security laws, state consumer protection Laws, PCI-DSS regulatory standards and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound commercial communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“DGCL” has the meaning set forth in Section 2.1.

“Effective Date” has the meaning set forth in Section 6.5(c).

“Effective Time” has the meaning set forth in Section 2.2.

“EGS” has the meaning set forth in Section 12.16.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2014 Stock Incentive Plan.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Existing 2025 Notes” means any 2025 Notes issued prior to the date hereof (but including any 2025 Notes issued in respect of past due interest on the Existing 2025 Notes).

“Existing Convertible Notes” means, collectively, (a) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $10,000,000.00, issued on March 21, 2016 to certain Company Securityholders pursuant to the Note Purchase Agreement dated March 21, 2016 among the Company and such Company Securityholders; (b) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $8,000,000.00, issued on September 9, 2016 to certain Company Securityholders pursuant to the Note Purchase Agreement dated September 9, 2016, as amended on October 10, 2016 and November 1, 2016, among the Company and such Company Securityholders; (c) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $14,000,000.00, issued on February 9, 2017 to certain Company Securityholders pursuant to the Note Purchase Agreement dated February 9, 2017, as amended on March 30, 2017, among the Company and such Company Securityholders; (d) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $4,300,000.00, issued on February 13, 2018 to certain Company Securityholders pursuant to the Note Purchase Agreement dated February 13, 2018 among the Company and such Company Securityholders; (e) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $4,789,530.29, issued on August 16, 2018, to certain Company Securityholders pursuant to the Note Purchase Agreement dated August 16, 2018, as amended on June 7, 2019, March 17, 2021 and April 26, 2021 (the “2018 NPA”) among the Company and such Company Securityholders; (f) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $9,579,060.57, issued on June 7, 2019, to certain Company Securityholders pursuant to the 2018 NPA; (g) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $4,789,530.29, issued on November 21, 2019, to certain Company Securityholders pursuant to the 2018 NPA; (h) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $4,789,530.29, issued on January 3, 2020, to certain Company Securityholders pursuant to the 2018 NPA; and (i) those certain Convertible Promissory Notes of the Company in the aggregate principal amount of $7,184,295.43, issued on March 17, 2021, to certain Company Securityholders pursuant to the 2018 NPA.

“Extension” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Final 2020 Audit” has the meaning set forth in Section 7.5.

“Financing” means the sale and issuance of Equity Interests by the Company to Persons who are Company Securityholders as of the date hereof, or their respective Affiliates or designees.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“Healthcare Laws” has the meaning set forth in Section 4.19(a).

“IPO” means the initial public offering of Parent pursuant to a prospectus dated December 15, 2020.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and (j) any agreement to incur any of the same.

“Insider Letter” means the letter agreement, dated as of December 15, 2020, by and among Parent and the Sponsor and certain officers and directors of Parent.

“Intellectual Property Rights” means any and all technology (including patented, patentable and unpatented inventions and unpatentable proprietary or confidential information, systems or procedures), designs, processes, trademarks, service marks, registrations thereof or applications for registration therefor, trade names, licenses, inventions, patents, patent applications, trade secrets, trade dress, know-how, copyrights, copyrightable materials, copyright registrations, applications for copyright registration, software programs, data bases, u.r.l.s., and any other works of authorship, computer programs, technical data and information and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto; and when used herein in respect of the Company (including by “Intellectual Property Rights of the Company” and similar expressions, or as the context may reasonably indicate), means, with respect to each of the foregoing items in this definition, Intellectual Property Rights owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

“Jatenzo” means testosterone undecanoate capsules, marketed by the Company under the trade name JATENZO®.

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge, after reasonable inquiry, of Robert E. Dudley, Steven A. Bourne, Frank Jaeger, Jay R. Newmark and James Holloway.

“Knowledge of Parent” or “to Parent’s Knowledge” or “Known by Parent” or similar terms (whether or not capitalized) means the actual knowledge, after reasonable inquiry, of Joseph Hernandez and Jon Garfield.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Lease” means the lease described on Schedule 1.1(c), together with all fixtures and improvements erected on the premises leased thereby.

“Lender Lockup Agreement” means the lockup agreement substantially in the form attached hereto as Exhibit J.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lockup Agreements” means, collectively, the Lender Lockup Agreements and the Stockholder Lockup Agreements.

“Material Adverse Effect” or “Material Adverse Change” means, with respect to a specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse change or a material adverse effect upon (i) the assets, liabilities, financial condition, net worth, management, earnings, cash flows, business, operations or properties of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the such Person or its Subsidiaries principally operate; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other party hereto ; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided that the exception in this subclause (g) shall not apply to any representation or warranty contained in Section 4.3, 4.4 or 4.8 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Sections 9.2(b)); (h) any natural or man-made disaster or acts of God or the COVID-19 pandemic; (i) any failure by such Person to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (j) with respect to Parent, the consummation and effects of any redemption by Parent of Parent Class A Shares held by its public stockholders pursuant to Section 6.6; except, in the case of subclauses (a), (b), (d), (f) and (h), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Money Laundering Laws” has the meaning set forth in Section 4.31.

“Nasdaq” means The Nasdaq Capital Market.

“Net Indebtedness” means a dollar amount equal to: the Closing Company Cash; minus the Closing Company Indebtedness; minus the Closing Company Transaction Bonuses.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Offering Shares” has the meaning set forth in Section 6.5(f).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 11.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 5.11.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as filed on December 16, 2020 with the Secretary of State of the State of Delaware pursuant to the DGCL.

“Parent Class A Shares” means the Class A common stock, $0.0001 par value, of Parent.

“Parent Class B Shares” means the Class B common stock, $0.0001 par value, of Parent.

“Parent Common Stock” means Parent Class A Shares and Parent Class B Shares.

“Parent Designees” has the meaning set forth in Section 2.7.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.6.

“Parent Liabilities” means, as of any determination time, the aggregate of all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract, of Parent or Merger Sub, whether or not such liabilities are due and payable as of such time, including all fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of any covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby.

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means a redeemable warrant for the purchase of a Parent Class A Share included in each unit issued in the IPO.

“Parent Warrants” has the meaning set forth in Section 5.7(a).

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“PCAOB” has the meaning set forth in Section 4.9(a).

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Financing” means a Financing in an amount not to exceed $35,000,000 without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), provided that any portion of such amount that consists of Additional 2025 Notes will, at the election of Parent, in accordance with Sections 3.1(c), 3.2(a)(ii) and 3.2(i) at the Closing be either repaid or be paid off or convert at the Closing into Parent Class A Shares.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(a).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information, on any media that, alone or in combination with other data or information, can, directly or indirectly, be associated with or be reasonably used to identify an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies an individual natural Person, or such Person’s vehicle, browser or device), or any other data or information that constitutes personal data, protected health information, personally identifiable information, personal information or similar defined term under any Privacy Law or Healthcare Laws (including protected health information, as defined in 45 C.F.R. §160.103 and personal data, as defined in the EU General Data Protection Regulation).

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability.

“Preferred Vote” has the meaning ascribed thereto in the Third Amended and Restated Stockholders Agreement, dated as of May 21, 2014, by and among the Company and the other parties thereto.

“Pro Rata Share” means, with respect to each Company Securityholder, a fraction expressed a percentage equal to (i) the portion of the Closing Payment Shares payable by Parent to such Company Securityholder in accordance with the terms of this Agreement, divided by (ii) the total Closing Payment Shares payable by Parent to all Company Securityholders in accordance with the terms of this Agreement.

“Prospectus” has the meaning set forth in Section 12.13.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Shareholders” has the meaning set forth in Section 12.13.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Reference Time” means the time that is immediately following the Effective Time.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit C.

“Released Claims” has the meaning set forth in Section 12.13.

“Representatives” has the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“SEC Warrant Liability” has the meaning set forth in Section 5.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Company Securityholder” has the meaning set forth in the recitals to this Agreement.

“Sponsor” means Blue Water Sponsor LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in Section 4.15(a)(vi).

“Stockholder Lockup Agreement” means the lockup agreement substantially in the form attached hereto as Exhibit I.

“Subsidiary” means, as to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property, including the items listed on Schedule 1.1(b).

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, escheat and other Taxes), together with any interest, penalty, additions to Tax or additional amount imposed with respect thereto and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 10.2(a).

“Top Customer” has the meaning set forth in Section 4.27.

“Top Supplier” has the meaning set forth in Section 4.27.

“Transaction Support Agreement” means the Transaction Support Agreement dated as of the date hereof among the Company, the equityholders of the Company named therein, the holders of the 2025 Notes and the Parent.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” has the meaning set forth in Section 8.5(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, ARTICLE III.

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger in the form attached hereto as Exhibit D with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will become wholly owned directly by Parent, all as provided under the DGCL and the provisions of this Agreement.

2.4 U.S. Tax Treatment. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Section 4.25(c) and 5.18(f), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

2.5 Certificate of Incorporation. At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall cease to have effect and the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that reference to the name of Merger Sub shall be replaced by reference to the name of “Clarus Therapeutics, Inc.”

2.6 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE XI, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Board of Directors of Parent. Parent shall take all necessary corporate action to cause, as of the Effective Time, an increase in the size of the Parent Board to seven (7) directors, comprised of (i) two (2) directors designated by Parent (the “Parent Designees”), who shall be (i) Joseph Hernandez and (ii) Kimberly Murphy, if Ms. Murphy qualifies as an independent director under the Securities Act and the listing standards of Nasdaq, and one of whom (to be designated by Joseph Hernandez) shall also serve as the chairperson, and (ii) five (5) directors designated by the Company, at least three (3) of whom shall qualify as an independent directors under the Securities Act and the listing standards of Nasdaq, in each case subject to each individual’s ability and willingness to serve and who shall serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable Law. Such designees not named herein, including the appointment of the chairperson, shall be identified promptly following the date hereof and, in any event, in advance of and for inclusion in the Joint Proxy Statement. In the event any designee becomes unable or unwilling to serve prior to the Effective Time on the Parent Board in the role identified, a replacement for such designee shall be determined prior to the Effective Time in accordance with the principles set forth in this Section 2.7. Promptly following the date hereof, and in any event prior to the filing of the Proxy Statement, Parent and the Company shall work in good faith to equitably allocate designees among the three classes of directors, provided that the Parent Designees shall serve in the class of directors with the latest initial re-election date. Parent will enter into customary indemnification agreements with such designees, including the Parent Designees, in form and substance reasonably acceptable to them.

2.8 Officers of Parent. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of Parent, each to hold office until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Securities. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock or other securities of the Company on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

2.11 Appraisal Rights. Notwithstanding anything to the contrary contained herein, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Closing Payment Shares, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Closing Payment Shares (upon the terms and conditions of this Agreement) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver (or cause to be issued and delivered) to the holder thereof, following the satisfaction of the applicable conditions set forth in this Agreement, the applicable portion of the Closing Payment Shares as if such shares never had been Dissenting Shares. The Company shall give Parent prompt written notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other party (in its sole discretion), or as otherwise required under the DGCL, (i) make any payment or offer to make any payment with respect to, or settle or compromise or offer to settle or compromise, any claim or demand in respect of any Dissenting Shares, (ii) waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL or (iii) agree or commit to do any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the amount of Closing Payment Shares shall be reduced by the Pro Rata Share of any holders of Dissenting Shares attributable to such Dissenting Shares and the holders of Dissenting Shares shall have no rights to any portion of the Closing Payment Shares with respect to such Dissenting Shares.

ARTICLE III
CONSIDERATION

3.1 Merger Consideration. As consideration for the Merger, the Company Securityholders collectively shall be entitled to receive from Parent:

(a) a number of Parent Class A Shares (the “Base Closing Shares”) equal to:

(i) (A) One Hundred Ninety-Eight Million One Hundred Eighty-Four Thousand Two Hundred Ninety-Five U.S. Dollars and Forty Three Cents ($198,184,295.43) plus Net Indebtedness (which may be a positive or negative figure, but which shall not include the principal balance of the Additional Convertible Notes or Additional 2025 Notes, or interest accrued thereon) divided by (B) $10.20,

(ii) minus 1,500,000 Parent Class A Shares issuable to the holders of the 2025 Notes pursuant to Section 4 of the Transaction Support Agreement (the “2025 Note Exchange Shares”); plus

(b) the 2025 Note Exchange Shares; plus

(c) a number of Parent Class A Shares equal to (i) the principal balance of the Additional Convertible Notes and any interest accrued thereon divided by $10.00 and (ii) the principal balance of the Additional 2025 Notes and any interest accrued thereon divided by $10.00, unless Parent has delivered notice to the Company pursuant to Section 3.2(i) (the “Additional Closing Shares” and together with the Base Closing Shares and the 2025 Note Exchange Shares, the “Closing Payment Shares”).

The Closing Payment Shares will be allocated in the manner set forth on the final Capitalization Schedule.

3.2 Conversion of Company Capital Stock; Convertible Notes; 2025 Notes.

(a) Convertible Notes; Additional 2025 Notes; Permitted Financing.

(i) At the Effective Time, each Existing Convertible Note issued and outstanding immediately prior to the Effective Time shall be canceled and converted in accordance with its terms into the right to receive the number of Base Closing Shares set forth opposite to the name of the holder of such Existing Convertible Note on the Capitalization Schedule.

(ii) At the Effective Time, except as provided in Section 3.2(i), each Additional 2025 Note issued and outstanding immediately prior to the Effective Time, if any, shall be canceled and converted pursuant to the Transaction Support Agreement into the right to receive the number of Additional Closing Shares set forth opposite to the name of the holder of such Additional 2025 Note on the Capitalization Schedule.

(iii) At the Effective Time, each Additional Convertible Note issued and outstanding immediately prior to the Effective Time, if any, shall be canceled and converted in accordance with its terms into the right to receive the number of Additional Closing Shares set forth opposite to the name of the holder of such Additional Convertible Note on the Capitalization Schedule.

(b) Treatment of Portion of Existing 2025 Notes. At the Effective Time, in accordance with Section 4 of the Transaction Support Agreement, the holders of the Existing 2025 Notes shall transfer to Parent (i) an aggregate of $10,000,000 of the outstanding principal amount of the Existing 2025 Notes and (ii) the Royalty Rights (as defined in the Purchase Agreement, dated March 12, 2020, by and among the Company and the purchasers named therein) in exchange for the right to receive the 2025 Note Exchange Shares, to be allocated to the holders of such Existing 2025 Notes as set forth in the Capitalization Schedule.

(c) Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders:

(i) each share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and automatically converted into, and represent the right to receive, the right to receive the number of Base Closing Shares set forth opposite to the name of the holder thereof on the Capitalization Schedule;

(ii) each share of Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and extinguished and will cease to exist, and no consideration will be delivered in exchange therefor; and

(iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and extinguished and will cease to exist, and no consideration will be delivered in exchange therefor.

(d) Treatment of Company Options. The Company shall terminate the Equity Incentive Plans at or prior to the Effective Time, contingent on the closing of the Merger. The Company shall take all necessary actions so that at or prior to the Effective Time, each Company Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and extinguished.

(e) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(f) Treatment of Shares of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(g) Surrender of Certificates. All Closing Payment Shares issued upon the surrender and cancellation of the Company Series D Preferred Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(h) Lost or Destroyed Certificates. In the event any certificates representing shares of Company Series D Preferred Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.2.

(i) Optional Treatment of Additional 2025 Notes. No later than two (2) Business Days prior to the Closing, Parent may (but shall not have the obligation to) provide notice to the Company that the principal balance of the Additional 2025 Notes, if any, together with interest accrued thereon as of the Closing Date, plus the redemption premium payable in respect of such Additional 2025 Notes in accordance with their terms, shall be repaid by Parent at the Closing. If Parent delivers such notice and repays such Additional 2025 Notes pursuant to this Section 3.2(i), no Additional Closing Shares shall be issued pursuant to this ARTICLE III in respect of any Additional 2025 Notes.

(j) Capitalization Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft of a schedule (the “Capitalization Schedule”) setting forth:

(i) the interest accrued, as of the Closing Date, upon the principal balance of the Existing Convertible Notes;

(ii) the interest accrued, as of the Closing Date, upon the principal balance of the Additional Convertible Notes, if any;

(iii) the interest accrued, as of the Closing Date, upon the principal balance of the Additional 2025 Notes, if any;

(iv) the number of shares of Company Common Stock outstanding as of the Closing Date;

(v) the number of shares of Company Preferred Stock outstanding as of the Closing Date;

(vi) the number of Company Options outstanding as of the Closing Date;

(vii) with respect to each Company Securityholder:

(A) the name and address of record of such Company Securityholder;

(B) the principal balance of any Existing Convertible Notes held by such Company Securityholder and any accrued interest thereon;

(C) the principal balance of any Additional Convertible Note held by such Company Securityholder and any accrued interest thereon;

(D) the principal balance of any Additional 2025 Note held by such Company Securityholder and any accrued interest thereon;

(E) the number and type or class of shares of Company Capital Stock held by such Company Securityholder;

(F) the Closing Payment Shares payable to such Company Securityholder upon the Closing, which shall be used by Parent for purposes of issuing the Closing Payment Shares to the Company Securityholders pursuant to this Section 3.2; and

(G) the Pro Rata Share of such Company Securityholder.

The Company shall review any comments to the Capitalization Schedule provided by Parent or any of its Representatives and consider in good faith any reasonable comments proposed by Parent or any of its Representatives and shall deliver a final Capitalization Schedule to Parent no later than three (3) Business Days prior to the Closing. Nothing contained in this Section 3.2(i) or in the Capitalization Schedule shall be construed or deemed to: (x) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(t); or (y) alter or amend the total aggregate number of Closing Payment Shares issuable or reserved for issuance to the Company Securityholders. It is expressly acknowledged and agreed that Parent and its Representatives shall be entitled to rely on the allocation of the Closing Payment Shares among the Company Securityholders set forth in the final Capitalization Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and in no event shall Parent or its Representatives have any liability to any Person (including any of the Company Securityholders) in connection with any claims relating to any misallocation of the Closing Payment Shares among the Company Securityholders set forth in the final Capitalization Schedule, any determination by the Company in connection therewith, or payments made by any Person in accordance therewith.

(k) Closing Schedule. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft of a schedule setting forth its good faith estimate, as of the Reference Time, of (A) (i) the Company’s Indebtedness (the “Closing Company Indebtedness”), (ii) the Company Cash (the “Closing Company Cash”) and (iii) the Company Transaction Bonuses (the “Closing Company Transaction Bonuses”) (the “Closing Schedule”). Parent shall review the draft Closing Schedule and provide any comments no later than three (3) Business Days prior to the Closing. The Company shall review any comments to the Closing Schedule provided by Parent or any of its Representatives and consider in good faith any reasonable comments proposed by Parent or any of its Representatives and shall deliver a final Closing Schedule to Parent, in form and substance reasonably acceptable to Parent acting in good faith, no later than two (2) Business Days prior to the Closing.

3.3 No Fractional Shares. No fractional Parent Class A Shares, or certificates or scrip representing fractional Parent Class A Shares, will be issued to a Company Securityholder pursuant to Section 3.2, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional Parent Class A Shares issuable to a Company Securityholder shall be aggregated prior to being rounded down to the nearest whole number of Parent Class A Shares.

3.4 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, the Company and the Surviving Corporation shall provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement, the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, required to own, lease and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which its properties are owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Schedule 4.1 lists all jurisdictions in which the Company is licensed or qualified to conduct business and all names other than its legal name under which the Company does business. The Company has offices located only at the addresses set forth on Schedule 4.1. The Company is not in violation of any provision of its organizational documents.

4.2 Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Company is or will be a party will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Company Board, the Company Board has (i) approved this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby in accordance with the provisions of the DGCL and the Company Certificate of Incorporation; (ii) determined that this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes or written consents of the Preferred Vote and the holders of at least a majority of the Company Common Stock and Company Preferred Stock, voting together as a single class, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of any of the Company Capital Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party does or will (a) contravene or conflict with the organizational documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or by which any of the Company’s assets is or may be bound, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company’s assets is or may be bound or any Permit, (d) cause a loss of any material benefit relating to the Business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company or by which any of the Company’s assets is or may be bound, (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s assets or any of the Company Securities, or (f) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or by-laws, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 75,500,000 shares of the Company Common Stock, par value $0.001 per share, and 66,622,133 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which 3,500,841 shares of Company Common Stock, 2,500,000 shares of Company Series A Preferred Stock, 5,066,637 shares of Company Series B Preferred Stock, 9,438,744 shares of Company Series C Preferred Stock and 18,531,695 shares of Company Series D Preferred Stock are issued and outstanding as of the date of this Agreement. There are 5,165,140 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan, which was duly adopted by the Company Board and approved by the Company’s stockholders, and of such shares (i) 3,814,659 of such shares are reserved for issuance upon exercise of currently outstanding Company Options, (ii) no shares are currently issued and outstanding that were issued upon exercise of Company Options previously granted under the Equity Incentive Plan, and (iii) 1,350,481 shares remain available for future awards permitted under the Equity Incentive Plan. The Company has furnished to Parent complete and accurate copies of the Equity Incentive Plan and forms of agreements used thereunder. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock or Company Preferred Stock were or are subject to, or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, any other applicable Law, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company is bound). None of the securities of the Company have been granted, offered, sold or issued in violation of any applicable securities Laws. Schedule 4.5(a) contains a true, correct and complete list of each Company Option outstanding as of the date of this Agreement, the holder thereof, the number of shares of Company Common Stock issuable thereunder or otherwise subject thereto, the grant date thereof, the exercise price, and the expiration date thereof.

(b) Except for the Company Options, the Existing Convertible Notes and the Additional Convertible Notes outstanding as of the date hereof, or as otherwise required or permitted by this Agreement, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party, (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable), or (vii) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.

(c) Each Company Option (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) all of the terms and conditions of the Equity Incentive Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of such share at the close of business on the date of such grant, and (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option.

(d) As of the date of this Agreement, all outstanding shares of the Company Capital Stock are owned of record by the Persons set forth on the Capitalization Schedule in the amounts set forth opposite their respective names. All of the outstanding shares of Company Capital Stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

(e) Except as disclosed in the Company Financial Statements, Since January 1, 2019, the Company has not declared or paid any distribution or dividend in respect of its Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests of the Company, and the Company Board has not authorized any of the foregoing.

4.6 Corporate Records. All proceedings occurring since January 1, 2017 of the Company Board, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is complete and accurate.

4.7 Subsidiaries. The Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any Person. In the event of the breach of this Section 4.7, without limiting any rights or remedies available to Parent under this Agreement or applicable Law, any reference in this Agreement to the Company will include its Subsidiaries to the extent reasonably applicable.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Contracts binding upon the Company or by which any of the Company’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The Company has delivered to Parent (i) the audited consolidated balance sheet of the Company, and the related audited consolidated statement of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the year ended December 31, 2019, including the notes thereto, and (ii) draft audited consolidated balance sheet of the Company, and the related draft audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the year ended December 31, 2020 including the notes thereto (clauses (i) and (ii), collectively with the Final 2020 Audit when delivered in accordance with Section 7.5, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board (the “PCAOB”) for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since December 31, 2020 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Except as: (i) specifically disclosed, reflected or fully reserved against in the Company Financials; (ii) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date; (iii) liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP. The Company represents that neither its annual sales nor its total assets exceed the current threshold of $18,400,000 under Section 18a(a)(2)(B)(ii) of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c)(i), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as set forth on Schedule 4.9(c)(ii), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, of (iii) the ability of the Company to grant any Lien on its properties or assets.

4.10 Books and Records. The Books and Records accurately, completely and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with management’s authorization; (ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (iii) access to assets is permitted only in accordance with management’s authorization. The Books and Records of the Company have been maintained in all material respects in accordance with reasonable business practices and applicable Laws.

4.11 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor any Representative thereof has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

4.12 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company and its Subsidiaries have conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect with respect to the Company; and (c) the Company has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1.

4.13 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the office of the Company.

(b) The Company has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected in the Company Financials. Except as set forth on Schedule 4.13(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company’s assets constitute all of the rights, property and other assets of any kind or description whatsoever, including goodwill, used in the operation of the Business as it is currently conducted and necessary for the Company to operate the Business immediately after the Closing in all material respects in the same manner as the Business is currently being conducted and as presently proposed to be conducted.

4.14 Litigation. Except as set forth on Schedule 4.14, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company, any of the officers or directors of the Company (in their capacities as such), the Business, any of the Company’s assets or any Contract before any Authority that any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement, nor, to the Knowledge of the Company, is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Knowledge of the Company, threatened in writing in the past five (5) years). There are no outstanding judgments against the Company. The Company is not, and has not been in the past five (5) years, subject to any Action by any Authority. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.15 Contracts.

(a) Schedule 4.15(a) lists all of the following Contracts (collectively, such Contracts that are listed or should be listed on Schedule 4.15(a), “Material Contracts”) to which, as of the date of this Agreement, the Company is a party or by which any of its assets is bound and which are currently in effect:

(i) all Contracts that, individually or together with all related Contracts, require payments or expenses incurred by, or payments or income to, the Company of $500,000 or more per year (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $500,000 annually;

(iii) each employment Contract, employee leasing Contract and consultant and sales representatives Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of annual compensation of at least $250,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts relating to the creation, operation, management or control of a joint venture, strategic alliance, limited liability company, profit-sharing, partnership or similar arrangement to which the Company is a party;

(v) all Contracts relating to any direct or indirect acquisitions or dispositions of material assets by the Company (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) or of Equity Interests of any Person, or to any merger, consolidation or other business combination with any other Person or the acquisition of any other entity or its business or material assets.

(vi) all Contracts under which the Company is obligated to pay royalties under a license for the use of Intellectual Property Rights, and all other material licensing Contracts, including those pursuant to which any Intellectual Property Rights are licensed by or to the Company and including material transfer agreements, services agreements and scientific advisory board agreements, other than (A) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (B) customer or channel partner Contracts substantially on Company’s standard forms, (C) Contracts with the Company’s employees or contractors substantially on Company’s standard forms, and (D) non-disclosure agreements (the “Standard Contracts”);

(vii) all Contracts limiting the freedom of the Company (A) to compete in any line of business or industry, with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any Contract containing non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(viii) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company, other than Standard Contracts, material transfer agreements, services agreements and scientific advisory board agreements;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(x) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(xi) all Contracts relating to an Affiliate Transaction;

(xii) all Contracts obligating the Company to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiii) all Contracts relating to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiv) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xv) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness);

(xvi) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational documents of the Company);

(xvii) all Contracts not cancellable by the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $500,000 per the terms of such contract;

(xviii) all Contracts that may be terminated, or the provisions or performance of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement to which the Company is a party;

(xix) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement;

(xx) all collective bargaining or other agreements with a labor union or labor organization; and

(xxi) all Contracts that address the provisions for business associate contracts required by HIPAA; and

(xxii) all Contracts that will be required to be filed with the Form S-4 under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company were the registrant.

(b) The Company has made available to Parent (including written summaries of oral Contracts) true, correct and complete copies of each Material Contract. Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness.

4.16 Licenses and Permits. Schedule 4.16 correctly lists each license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company has all material Permits necessary to operate the Business, including those administered by the FDA or by any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA necessary to conduct the Business. The Company is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened action, investigation or disciplinary proceeding by or from any Authority against the Company involving any material Permit.

4.17 Compliance with Laws.

(a) The Company is not in violation in any material respect of, and, since January 1, 2017, has been in compliance in all material respects with all applicable Laws. Since January 1, 2017, the Company has not been threatened in writing or given written notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Company is, and during the last five (5) years has been, in material compliance with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws and Laws applicable to lending activities; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 1, 2017, the Company has not been threatened or charged in writing (or to the Company’s Knowledge orally) with or given written (or to the Company’s Knowledge oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

(b) Neither the Company nor, to the Knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.18 Intellectual Property.

(a) Schedule 4.18(a) sets forth a true, correct and complete list of all unexpired or pending registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned (whether exclusively, jointly with another Person or otherwise) or filed by the Company or in which the Company has or purports to have an exclusive interest of any nature, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right and the nature of such ownership; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) other than Standard Contracts, all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right. In the past two (2) years, the Company has not abandoned any patents or non-provisional patent applications. The Company owns, has valid and enforceable licenses for or otherwise has adequate rights to use Intellectual Property Rights as set forth on Schedule 4.18(a). The Intellectual Property Rights of the Company have not been adjudged by a court of competent jurisdiction, and to the Knowledge of the Company are not, invalid or unenforceable in whole or in part. Except as set forth on Schedule 4.18(a), as of the date of this Agreement, no Intellectual Property Right that is listed or required to be listed on Schedule 4.18(a) is challenged in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and to the Knowledge of the Company, as of the date hereof, no such proceeding has been threatened in writing with respect to any such Intellectual Property Rights. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with such registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such registered Intellectual Property Rights and recording the Company’s ownership interests therein.

(b) The Company is the sole and exclusive owner of each item of Intellectual Property Rights owned or purported to be owned by the Company, including the items of Intellectual Property Rights identified on Schedule 4.18(a) as being owned by the Company (other than any co-owners disclosed on Schedule 4.18(a)). The Company has a valid right to use the Intellectual Property Rights set forth on Schedule 4.18(a) that are used (but not owned) by it in the operation of the Business as presently conducted. Jatenzo and the methods of manufacturing and using Jatenzo fall within the scope of the claims of one or more patent or pending patent applications owned by, or exclusively licensed to, the Company.

(c) All registered Intellectual Property Rights listed on Schedule 4.18(a) are subsisting and to the Knowledge of the Company, all the granted patents are valid and enforceable. To the Knowledge of the Company, there is no granted patent owned by any third party containing a valid claim that (i) is required by the Company to conduct its material business as currently conducted or as currently planned to be conducted and (ii) the Company is not currently authorized to use. To the Knowledge of the Company, the use of any Intellectual Property Rights in connection with the operation of the material business of the Company do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property Rights, including rights of privacy, publicity and endorsement, of any Third Party. The Intellectual Property Rights set forth on Schedule 4.18(a) include all of the material patent rights owned by or licensed to the Company used in the ordinary day-to-day conduct of the business of the Company. To the Knowledge of the Company, there is no prior art that may render any patent within the Intellectual Property Rights Invalid. There are no material defects in any of the patents or patent applications within the Intellectual Property Rights.

(d) Except as set forth on Schedule 4.18(d), to the Knowledge of the Company (i) there are no rights of third parties to any of the Intellectual Property Rights, including Liens, security interests or other encumbrances; (ii) there is no infringement by third parties of any Intellectual Property Right owned by, or licensed to, the Company; (iii) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened Action by any Person challenging the rights of the Company in or to any Intellectual Property Rights owned by, or licensed to, the Company; (iv) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened Action by any Person challenging the validity, enforceability or scope of any Intellectual Property Rights owned by, or licensed to, the Company; (v) as of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened Action by any Person (nor has the Company received any claim from a third party) alleging that the Company use of any Intellectual Property Right infringes or otherwise violates, or would, upon the commercialization of any product or service described on Schedule 4.18(d), infringe or otherwise violate, any patent, trademark, tradename, service name, copyright, trade secret or other proprietary right of any other Person. Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement or misappropriation of any Intellectual Property Rights.

(e) To the Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property Right owned or exclusively in-licensed by the Company, by any third party. As of the date hereof, the Company has not instituted any Action for infringement or misappropriation of any Intellectual Property Right owned by or exclusively in-licensed to the Company.

(f) As of the date of this Agreement, there are no disputes or Actions with respect to any Intellectual Property Rights and the Company is not a party to any dispute or Action relating to any Intellectual Property Rights, including any disputes or Actions relating to the ownership, validity, registrability, enforceability, violation or use of any Intellectual Property Rights owned by or exclusively in-licensed to the Company. The Company has materially complied with the terms of each Contract pursuant to which Intellectual Property Rights have been licensed to the Company, and all such Contracts are in full force and effect. Each Intellectual Property Right used by the Company in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by or in-licensed to the Company, and no client, customer or other Person has any claim of ownership to the Intellectual Property Rights used by the Company in the performance of any such Contract.

(g) Except as disclosed on Schedule 4.18(g), each employee, agent, consultant and contractor who has made material contributions to the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein, the form of which has been made available to Parent by the Company; (ii) has executed an assignment in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material, the form of which has been made available to Parent by the Company; or (iii) only with respect to rights that cannot be assigned pursuant to an agreement described in clause (i) or (ii) of this Section 4.18(g), has licensed to the Company rights to use such Intellectual Property Rights.

(h) Except as disclosed on Schedule 4.18(h), no (i) government funding or (ii) facility of a university, college, other educational institution or research center was used in the development of any item of Intellectual Property Right owned or purported to be owned by, or exclusively licensed to, the Company.

(i) None of the Intellectual Property Rights owned or used or held for use by the Company is subject to any pending or outstanding Order or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property Rights by the Company.

(j) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Intellectual Property Rights owned or purported to be owned by, or any material item of Intellectual Property Rights licensed, used or held for use by the Company immediately prior to the Closing, to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by the Company in order to use or exploit any other such Intellectual Property Rights to the same extent as the Company was permitted before the Closing.

(k) Except with respect to the agreements listed on Schedule 4.15(a)(vi), the Company is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights.

(l) Except as disclosed on Schedule 4.18(l), the manufacture, marketing, license, sale or intended use of any product or technology currently approved or sold or under development by the Company (i) does not infringe or misappropriate any Intellectual Property Right of any other Person and (ii) does not violate or constitute a breach of any license or agreement between the Company and any third party.

(m) The Company, the Company’s information technology networks and software applications are free of all viruses, worms, Trojan horses and other material known contaminants and do not contain any bugs, errors, or problems of a material nature that would disrupt or have an adverse impact on the operation of the information technology networks and software applications. The Company has implemented adequate policies and commercially reasonable security (i) regarding the collection, use, disclosure, confidentiality, integrity, availability and value of Personal Information (including health information), and business proprietary or sensitive information (including all trade secrets, items of Intellectual Property Rights that are confidential, confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business); and (ii) regarding the integrity and availability of the information technology networks and software applications the Company owns, operates, or outsources. The Company has not experienced any information security incident that has compromised the integrity or availability of the information technology networks and software applications the Company owns, operates, or outsources, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any Company information in its possession, custody, or control, or otherwise held or processed on its behalf. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company.

4.19 Healthcare.

(a) The Company is, and has been since January 1, 2017, in compliance in all material respects with all applicable healthcare Laws, including (i) the Federal Food, Drug, and Cosmetic Act (“FDCA”); (ii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, (42 U.S.C. §§1320d et seq.), and any comparable state or local Laws) and; (iii) any applicable state licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). The Company has not received written notification of any pending Action from the FDA or any other similar regulatory authority alleging that any operation or activity of the Company is in material violation of any applicable Healthcare Law.

(b) All material preclinical and clinical investigations conducted or sponsored by the Company and intended to be submitted to a regulatory authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA requirements for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.

(c) All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by the Company have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, permits and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. Neither the Company nor, to the Knowledge of the Company, any officer, employee or agent of Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. As of the date of this Agreement, no Actions that would reasonably be expected to result in material debarment or exclusion are pending or, to the Company’s Knowledge, threatened in writing against the Company or, to Company’s Knowledge, any of its officers, employees, contractors, suppliers (in their capacities as such) or other entities or individuals performing research or work on behalf of the Company. The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Authority.

(d) The Company has not received any written notice, correspondence or other communication from the FDA or any other regulatory authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company.

(e) As of the date of this Agreement, no data generated by the Company with respect to its products is the subject of any written regulatory Action, either pending or, to the Company’s Knowledge, threatened, by any Authority relating to the truthfulness or scientific integrity of such data.

(f) To the Company’s Knowledge, no product manufactured or distributed by the Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), or (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law). As of the date of this Agreement, since January 1, 2019, neither the Company nor, to the Company’s Knowledge, any of its respective contract manufacturers has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other regulatory authority. No manufacturing site owned by the Company or, to the Company’s Knowledge, any of their respective contract manufacturers, is or has been since January 1, 2019, subject to a shutdown or import or export prohibition imposed by FDA or another regulatory authority.

4.20 Accounts Receivable; Accounts Payable; Affiliate Loans.

(a) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financial Statements. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within one hundred (100) days.

(b)  The accounts payable of the Company reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(c) The information set forth on Schedule 4.20(c) separately identifies any and all accounts, receivables or notes of the Company which are owed by any Affiliate of the Company. Except as set forth on Schedule 4.20(c), the Company is not indebted to any of its Affiliates and no Affiliates are indebted to the Company.

4.21 Employees; Employment Matters.

(a) Schedule 4.21(a) sets forth a true, correct and complete list of each of the five highest compensation officers or employees of the Company as of the date hereof, setting forth the name, job title, location, current salary or compensation rate for each such person (including any bonus or commission, other than any such arrangements under which payments are at the Company’s discretion) and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2020 and 2019.

(b) Except as set forth on Schedule 4.21(b), the Company is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company, and none of the Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees.

(c) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Actions against the Company under any worker’s compensation policy or long-term disability policy. There is no unfair labor practice charge or complaint pending before any applicable governmental authority, or to the Knowledge of the Company, threatened, relating to the Company or any employee or other service provider thereof.

(d) The Company is and has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, disability, family and medical leave, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, employee terminations, and the collection and payment of withholding or social security Taxes. The Company has met in all material respects all requirements required by Law relating to the employment of foreign citizens, and the Company does not currently employ, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(e) To the Knowledge of the Company, no employee of the Company, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or any confidentiality or proprietary right of any former employer.

(f) To the Knowledge of the Company, in the last five (5) years, no substantiated allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an employee of the Company at a level of Vice President or above.

(g) Except as set forth on Schedule 4.21(g), the Company has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

4.22 Withholding. Except as disclosed on Schedule 4.22, all obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, or attributable to payments by the Company to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 4.22, all reasonably anticipated obligations of the Company with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company prior to the Closing Date.

4.23 Employee Benefits.

(a) Schedule 4.23(a) sets forth a correct and complete list of all material Plans. With respect to each material Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) all Plan documents and all amendments thereto, including all plan documents, material employee communications, forms of grant agreements, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports and accompanying schedules thereto; (iii) the current summary plan description and summaries of any material modifications thereto; (iv) the most recent annual financial and actuarial valuation reports; (v) the most recent determination letter received by the Company from the Internal Revenue Service (or opinion letter received by the prototype or volume submitter plan sponsor upon which the Company is entitled to rely) regarding the tax-qualified status of such Plan; (vi) the most recent written results of all required compliance testing; and (vii) all non-routine and written communications from any Authority during the past three (3) years relating to any pending or actual audit or investigation.

(b) Neither the Company nor any ERISA Affiliate has, during the preceding six (6) years, maintained, contributed to, or had an obligation to contribute to a Plan which is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate. The Company has never maintained or been required to contribute or otherwise participated in (i) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or (ii) a voluntary employees’ beneficiary association (as defined in Section 501(c)(9) of the Code).

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or opinion letters in the case of any prototype or volume submitter plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans or the assets of any of the trusts under such Plans (other than routine benefits claims and administrative appeals of denied claims). No Plan is presently under audit or examination (nor has written notice been received by the Company of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in all material respects accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. No breach of fiduciary responsibility under ERISA or other applicable Law has occurred that could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred that could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of the Company under ERISA or the Code. All contributions and premiums due or payable through the Closing Date with respect to any Plan or insurance policy funding any Plan have been made or paid in full as required under ERISA or the terms of such Plan or have been fully accrued on the Company Financial Statements. All Plans can be terminated at any time as of or after the Closing Date without resulting in any material liability to the Company, Parent or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise Taxes or any other charges of liabilities (other than ordinary administrative expenses associated with such termination).

(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by COBRA or any other applicable Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code; provided that, this Section 4.23(h) shall be interpreted without regard to the effect of any arrangements put in place by, or at the request of, Parent or its Affiliates.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code.

4.24 Real Property.

(a) Except as set forth on Schedule 4.24, the Company does not own, occupy or otherwise have an interest in (and has not in the past owned, occupied or otherwise had an interest in), any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Lease (a copy of which has been made available to Parent by the Company) is the only Contract pursuant to which the Company leases any real property or right in any Real Property. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.24, free and clear of all Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to the Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Company holds the leasehold estate established under the Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premises located at the leased Real Property. The Company does not owe any brokerage commission with respect to any Real Property.

4.25 Tax Matters. Except as set forth on Schedule 4.25:

(a) (i) The Company has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past seven years (or pending or proposed in writing), with respect to Taxes of the Company; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company has been waived or extended, which waiver or extension is in effect and the Company is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) the Company has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the shares of Company Common Stock by the Company Stockholders to Parent pursuant to this Agreement; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company; (viii) there is no Lien (other than Permitted Liens) for Taxes upon the Company or any of the assets of the Company; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company has not paid any Tax or filed Tax Returns, asserting that the Company is or may be subject to Tax in such jurisdiction, the Company is not nor has it ever been subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment or other place of business in that country, and the Company is and has always been Tax resident solely in its country of incorporation; (x) the Company has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2015; (xi) the Company is not, and has never been, a party to any Tax sharing, allocation, indemnification or similar Contract; (xii) the Company is and has never been included in any consolidated, combined or unitary Tax Return and the Company does not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company) under United States Treasury regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise; (xiii) to the Knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company for any other period (other than one for which adequate reserves have been established in accordance with U.S. GAAP or are immaterial in amount); and (xiv) the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements in accordance with U.S. GAAP and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(c) The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) The Company has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(f) The Company has not engaged in a “reportable transaction” within the meaning of United States Treasury regulations Section 1.6011-4(b).

(g) The Company does not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

4.26 Environmental Laws. The Company is and has been in compliance in all material respects with all applicable Environmental Laws and has not (i) received any written notice of any alleged claim, investigation, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining or potential liability; (ii) manufactured, disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials; arranged for or permitted the disposal, discharge, storage or release of any Hazardous Materials; exposed any employee or other individual to any Hazardous Materials; or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to any breach, liability, Lien or corrective or remedial obligation under any Environmental Laws or violate any related Permit; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company, and to the Company’s Knowledge no other fact, circumstance or condition exists in respect of the Company or any such properties, that could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws. To the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect the Company’s continued compliance with Environmental Laws and related Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and related Permits. The Company has provided to Parent all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.27 Top Customers and Suppliers. Schedule 4.27 lists, by dollar volume received or paid, as applicable, for each of the twelve (12) months ended on December 31, 2020, the five (5) largest customers of the Company by dollar volume (the “Top Customers”) and the five (5) largest suppliers of goods or services to the Company by dollar volume (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are, to the Knowledge of the Company, good commercial working relationships, and (i) no Top Supplier or Top Customer has cancelled or otherwise terminated within the last twelve (12) months, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company and (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer.

4.28 Finders’ Fees. Except as set forth on Schedule 4.28, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.29 Powers of Attorney and Suretyships. The Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.30 Directors and Officers. Schedule 4.30 sets forth a true, correct and complete list of all directors and officers of the Company.

4.31 Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with anti-money laundering Laws in all applicable jurisdictions and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.32 Insurance. All forms of insurance owned or held by and insuring the Company are set forth on Schedule 4.32 (by policy number, insurer, coverage period, coverage amount and annual premium), and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company is a party are sufficient for compliance with all requirements of all Contracts to which the Company is a party or by which the Company is bound. The Company has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company does not have any self-insurance arrangements.

4.33 Related Party Transactions. Except as set forth in Schedule 4.33, as contemplated by this Agreement or as provided in the Company Financial Statements, no Company Stockholder, Affiliate of the Company, current or former director, manager, officer or employee of the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or (b) owns any property or right, tangible or intangible, which is used by the Company (each, an “Affiliate Transaction”). Each of the Contracts listed in Schedule 4.33 was entered into on an arm’s-length basis.

4.34 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.35 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Parent Parties, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent Parties for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Parent Parties set forth in this Agreement (including the related disclosure schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Parent Parties nor any of their Representatives have made any representation or warranty as to the Parent Parties or this Agreement, except as expressly set forth in this Agreement (including the related disclosure schedules) or in any certificate delivered to the Company pursuant hereto.

4.36 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Additional Agreements; (b) in the Form S-4; or (c) in the mailings or other distributions to the Parent’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Parent or its Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. The Parent and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger or the other transactions contemplated by this Agreement.

5.2 Corporate Authorization. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which they are or will be parties and the consummation by the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties. This Agreement has been duly executed and delivered by the Parent Parties and constitutes, and upon the execution and delivery thereof, each Additional Agreement to which a Parent Party is party, will constitute, a valid and legally binding agreement of the applicable Parent Party, enforceable against it in accordance with its terms, except as may be limited by the Enforceability Exceptions. This Agreement and the Additional Agreements to which a Parent Party is or will be party and the transactions contemplated hereby and thereby have been duly approved by Parent, on behalf of itself and in its capacity as the sole shareholder of Merger Sub. The affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery or performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (b) where the failure to obtain such consent, approval, license or other action, or to make such registration, declaration or filing, would not reasonably be expected to have a Material Adverse Effect on the Parent Parties.

5.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties.

5.5 Finders’ Fees. Except for the Persons identified on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of Parent consists of 50,000,000 Parent Class A Shares of which 5,807,500 are issued and outstanding, 2,000,000 Parent Class B Shares of which 1,437,500 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), none of which are issued and outstanding. There are 9,195,000 warrants outstanding, each entitling the holder thereof to purchase one Parent Class A Share (the “Parent Warrants”). No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance (except for Parent Class A Shares reserved for issuance upon the exercise of outstanding warrants or the conversion of Parent Class B Shares) or outstanding.

(b) All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Merger Sub is authorized to issue 1,000 shares, par value $0.01 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). Notwithstanding the foregoing, the Parent Parties make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $57,500,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 15, 2020, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding Parent Class A Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class A Shares pursuant to the Parent Certificate of Incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Certificate of Incorporation. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. As of the date of this Agreement, the Parent Class A Shares are listed on Nasdaq, with trading ticker “BLUW.”

5.11 Board Approval. The Parent Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent (c) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Certificate of Incorporation and Parent’s bylaws; and (d) recommended to the stockholders of Parent to adopt and approve each of the Parent Proposals (the “Parent Board Recommendation”).

5.12 Parent SEC Documents and Financial Statements. Except for any changes (including any required restatements of Parent’s financial statements or the Parent SEC Documents) to Parent’s historical accounting of the Parent Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC (the “SEC Warrant Liability”):

(a) The Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). The Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither Parent, nor any director, officer, agent or employee of Parent (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business or prospects of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.15 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16 Litigation. As of the date of this Agreement, there is no (a) Action pending, or, to the Knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth on Schedule 5.17, or as set forth in the Parent SEC Documents, Parent does not have any Indebtedness or other material liabilities, other than the SEC Warrant Liability.

5.18 Tax Matters Except as set forth on Schedule 5.18:

(a) (a) (i) Parent has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past five years (or pending or proposed in writing), with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent has been waived or extended, which waiver or extension is in effect, and Parent is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) Parent has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent, other than such Taxes for which adequate reserves have been established in accordance with U.S. GAAP; (vi) there is no Lien (other than Permitted Liens) for Taxes upon Parent or any of the assets of Parent; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction; (viii) Parent has provided to the Company true, complete and correct copies of all Tax Returns (if any) relating to, and all audit reports and correspondence relating to each proposed adjustment (if any) made by any Taxing Authority with respect to, any taxable period ending after December 31, 2020; (ix) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (x) Parent is not, and has never been, a party to any Tax sharing, allocation, indemnification or similar Contract; (xi) Parent is and has never been included in any consolidated, combined or unitary Tax Return and Parent does not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is Parent), or has any liability for the Taxes of any Person (other than Parent) under United States Treasury regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise; (xii) to the knowledge of Parent, no issue has been raised by a Taxing Authority in any prior Action relating to Parent with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of Parent for any other period (other than one for which adequate reserves have been established in accordance with U.S. GAAP or are immaterial in amount); and (xiii) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) Since the date of its formation, Parent has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in Parent’s financial statements in accordance with U.S. GAAP and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(e) Parent has not engaged in a “reportable transaction” within the meaning of United States Treasury regulations Section 1.6011-4(b).

(f) The Parent has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g) Schedule 5.18(g) sets forth each jurisdiction where Parent files or is required to file a Tax Return.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that from the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, consistent with past practices, and shall not enter into any material transactions outside the ordinary course of business without the prior written consent of the other party, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing and except as set forth on Schedule 6.1 or otherwise provided in this Agreement, from the date hereof through and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, and the Company shall cause its Subsidiaries not to:

(a) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or engage in any complete or partial reorganization, reclassification, liquidation, dissolution or similar transaction, provided that the Company may amend, modify or supplement its certificate of incorporation to the extent necessary to authorize additional equity securities to be sold in, or underlying debt securities sold in, the Permitted Financing; and provided that Parent may extend, in accordance with its organizational documents and the Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other party shall be required in connection therewith;

(b) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any Material Contract or other right or asset of the Company or Parent, as applicable;

(c) solely in the case of the Company, modify, amend, assign or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that would be considered a Material Contract if in effect on of the date hereof, except in the ordinary course of the Company’s business consistent with past practice;

(d) solely in the case of the Company, establish any Subsidiary or enter into any new line of business;

(e) make any capital expenditures in excess of $500,000 (individually or in the aggregate);

(f) sell, lease, license or otherwise dispose of any of the Company’s or Parent’s, as applicable, material assets, except pursuant to existing contracts or commitments or in the ordinary course of the Company’s business or Parent’s business (as applicable) consistent with past practice;

(g) (A) split, combine, recapitalize or reclassify, or pay, declare or promise to pay any dividends or other distributions (regardless of form) with respect to, its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder, shareholder or other equityholder in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices); or (C) except as contemplated by any Additional Agreement, amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(h) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness, including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus, (2) intercompany Indebtedness or (3) in connection with the Permitted Financing; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(i) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(j) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or Parent, as applicable, or write off or make reserves against the same;

(k) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(l) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(m) adopt or amend any severance, retention or other employee plan or fail to continue to make timely contributions to each benefit plan in accordance with the terms thereof;

(n) institute, waive, release, assign, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on, or involves an admission of wrongdoing by, such party;

(o) except as required by U.S. GAAP (including with respect to the SEC Warrant Liability), make any material change in its accounting principles, methods or practices or write down the value of its assets;

(p) solely in the case of the Company, voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Material Contract or a Plan;

(q) change its principal place of business or jurisdiction of organization;

(r) solely in the case of the Company, close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(s) fail to maintain its Books and Records in all material respects in the ordinary course of business consistent with past practice;

(t) issue, sell, grant, redeem, repurchase or incur any Lien on any Equity Interests or other securities or any options, warrants, commitments or rights of any kind in respect thereof (other than (i) with respect to the Company, the exercise of any Company Option outstanding on the date hereof, (ii) with respect to Parent, any redemption by Parent of Parent Class A Shares held by its public stockholders pursuant to Section 6.6, (iii) with respect to Parent, as otherwise contemplated by this Agreement or any Additional Agreement, or (iv) with respect to the Company, the Permitted Financing;

(u)  (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company; or (E) surrender or forfeit any right to claim a material Tax refund;

(v) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(w) solely in the case of the Company, other than as required by a Plan, as set forth on Schedule 6.1(w) or as explicitly contemplated hereunder, (A) increase or make any material change in the compensation or benefits of any employee or other individual service provider of the Company other than in the ordinary course of the Company’s business consistent with past practice, (B) accelerate the vesting or payment of any compensation or benefits of any employee or other individual service provider of the Company, (C) terminate without “cause” any employee or other individual service provider of the Company, (D) hire or engage any new employee or other individual service provider of the Company if such new employee or individual service provider will receive annual base compensation in excess of $100,000, (E) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(x) solely in the case of the Company, enter into or amend any Affiliate Transactions;

(y) solely in the case of the Company, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(z) fail to duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders; or

(aa) agree to do any of the foregoing.

6.2 Exclusivity.

(a) From the date hereof through the Closing Date, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives and agents (“Representatives”) not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of its Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent (other than the transactions contemplated by this Agreement): (A) any merger, consolidation, share exchange, business combination or other similar transaction or (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of (x) the assets of such Person (other than sales of inventory in the ordinary course of business) or (y) any class or series of the capital stock or other equity interests of the Company or Parent, as the case may be, in a single transaction or series of transactions.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information

. From the date hereof through and including the Closing Date, the Company and Parent shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and its other representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other representatives such information relating to the business of the Company and Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent) and, in each case, such party’s related assets, liabilities, financial condition, prospects, management and employees; provided that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or the Parent Parties and provided further that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company or the business of Parent. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.4 Notices of Certain Events. Each of Parent and the Company shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Change with respect to the notifying party; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the proxy statement/prospectus and Offer Documents. As promptly as practicable after the receipt by Parent from the Company of all such information, Parent and shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Class A Shares issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent shall (i) permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith; and (iii) consult with the Company and its counsel prior to filing the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall, with respect to, any response letters to any comments from the SEC consider any comments from the Company and its counsel in good faith. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued. Except as otherwise required by applicable Law (including any Delaware Laws as to fiduciary duties), Parent covenants that none of Parent, the Parent Board nor any committee of the Parent Board shall withdraw or modify, or propose publicly or by formal action of Parent, the Parent Board or any committee of the Parent Board to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent Board or any committee of the Parent Board of in connection with any of the Parent Proposals.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (such effective date, the “Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent’s stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in Section 6.5(e).

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and the listing standards of Nasdaq in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent’s stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, as applicable, as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Certificate of Incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval of the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as Exhibit E, including the change of the name of Parent to “Clarus Therapeutics Holdings, Inc.”; (iii) adoption and approval of the Amended and Restated Bylaws of Parent in the form attached hereto as Exhibit F; (iv) approval of the Parent Equity Incentive Plan; (v) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules; (vi) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Parent (the proposals set forth in the foregoing clauses (i) through (vi) collectively, the “Parent Proposals”) and (vii) approval to adjourn the Parent Stockholder Meeting, if necessary.

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public Parent Class A Shares, up to that number of Parent Class A Shares that would permit Parent to maintain net tangible assets of at least $5,000,001 (the “Offering Shares”), at a price per share determined in accordance with the Parent Certificate of Incorporation, all in accordance with applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Certificate of Incorporation, the proceeds held in the Trust Account will be used for the redemption of the Parent Class A Shares held by Parent’s public stockholders who have elected to redeem such shares, if any.

(g) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

(h) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public stockholders of Parent holding Parent Class A Shares who shall have validly redeemed their Parent Class A Shares upon acceptance by Parent of such Parent Class A Shares (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses to third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Tax Returns. From the date hereof through and including the Closing Date, the Company shall duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period. The Company shall prepare, or cause to be prepared, each such material Tax Return in a manner consistent with the Company’s past practice.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent.

7.3 Permitted Financing. The Company shall use its reasonable best efforts to consummate, prior to the Closing, a Permitted Financing representing at least $15,000,000 in gross proceeds to the Company.

7.4 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable, and in any event within two (2) Business Days following the Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Parent and certified by an executive officer of the Company) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) Neither the Company Board, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.

7.5 Financial Information. The Company will use its best efforts to deliver to Parent as promptly as practicable after the date of this Agreement the consolidated balance sheet of the Company, and the related consolidated statement of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the year ended December 31, 2020, including the notes thereto, audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Final 2020 Audit”). From the date hereof through the Closing Date, the Company will promptly deliver to Parent copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue, as well as any unaudited balance sheets and statements of income, cash flows, shareholders’ equity or other financial statements in respect of any interim period or date that may be provided by the Company to the Company Board or any committee thereof.

7.6 No Trading. The Company agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Parent, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Parent (other than to engage in the Merger in accordance with ARTICLE II), communicate such information to any third party, take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Except with respect to the matters set forth in Section 6.5 (which shall be subject to the terms and conditions of Section 6.5), and otherwise subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Except with respect to the matters set forth in Section 6.5 (which shall be subject to the terms and conditions of Section 6.5), and otherwise subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

8.2 Confidentiality. Except as necessary to complete the Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from another source, which source is not the agent of the other party and is not under any obligation of confidentiality with respect to such information); and no party shall release or disclose such information to any other Person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Law, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Offer Documents and Other Filings.

8.3 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and Parent as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Parent and the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its subsidiaries (including the Company after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, each of Parent and the Company shall be permitted to obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of their respective existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by such party with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

8.4 Nasdaq Listing. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with the Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of the Nasdaq to be satisfied; and (c) the Closing Payment Shares, to be approved for listing on the Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time; provided, that the parties acknowledge and agree that from and after the Closing, the parties intend to list on the Nasdaq only the Parent Common Stock and the Parent Public Warrants.

8.5 Certain Tax Matters.

(a) Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income Tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

(b) The Company shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Parent to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement.

(c) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company Securityholders and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

8.6 Equity Incentive Plan. Prior to the Effective Date, Parent shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit G, with such changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “Parent Equity Incentive Plan”), effective as of one day prior to the Closing Date.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Merger are subject to the satisfaction of all the following conditions:

(a) no provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the Transactions;

(b) each consent or approval required to be obtained from any Authority set forth on Schedule 9.1(b) shall have been obtained;

(c) there shall not be any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Transactions;

(d) Parent shall not have redeemed the Parent Class A Shares in an amount that would cause Parent to have net tangible assets of less than $5,000,001 upon consummation of the Merger.

(e) the Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending;

(f) Each of the Parent Proposals shall have been duly approved at the Parent Stockholder Meeting;

(g) The Company Stockholder Approval shall have been obtained;

(h) The Parent Board shall be constituted as set forth in Section 2.7; and

(i) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Closing Payment Shares shall have been approved for listing on Nasdaq.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect on the Company.

(c) Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a) and (b) of this Section 9.2.

(d) The matter set forth on Schedule 9.2(d) shall not have been determined by a court of competent jurisdiction or settled, nor shall the Company have offered to settle the matter set forth on Schedule 9.2(d), in a manner that would reasonably be expected to have a Material Adverse Effect on the Company.

(e) Parent shall have received a certificate signed by the Secretary of the Company attaching true and correct copies of (i) the Company Certificate of Incorporation and by-laws, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) copies of resolutions duly adopted by the Company Board authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iii) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(f) The Company and the Specified Company Securityholders shall have duly executed and delivered to Parent a copy of the Registration Rights Agreement.

(g) There shall not have been a Material Adverse Effect with respect to the Company since the date hereof that is continuing, provided that no event or circumstance set forth on Schedule 9.2(g) shall, for purposes of this Section 9.2(g), be deemed a Material Adverse Effect with respect to the Company.

(h) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in substantially the form attached hereto as Exhibit H.

(i) The Company shall have delivered to Parent copies of the Stockholder Lockup Agreements, duly executed by each of the Persons set forth on Schedule 9.2(i).

(j) The Company shall have delivered to Parent copies of the Lender Lockup Agreements, duly executed by each of the Persons set forth on Schedule 9.2(j).

(k) The Company shall have delivered to Parent evidence, in form and substance reasonably acceptable to Parent, that each of the Contracts set forth on Schedule 9.2(k) has been terminated without any further obligations of the Company.

(l) The Closing Company Indebtedness shall not exceed $43,125,000 and there shall be no obligation of the Company arising from or under the Company Indebtedness or any Contract relating thereto to make, from and after the Closing, any payment in the nature of a royalty.

(m) The Company shall have consummated a Permitted Financing representing at least $15,000,000 in gross proceeds to the Company.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Parent Parties.

(c) The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a) and (b) of this Section 9.3.

(d) The Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as Exhibit E, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(e) Sponsor shall have executed and delivered to the Company a copy of the Registration Rights Agreement.

(f) As of the Effective Time, after taking into account payments, without duplication, for (i) the Parent Redemption Amount, (ii) Parent’s expenses related to the merger and the other transactions contemplated by this Agreement and reasonable, ordinary course operational expenses (including the deferred portion of prior expenses reasonably incurred in connection with searching for other target companies for a business combination prior to the date hereof) that are, in each case, not paid from the portion of the proceeds of the IPO that are held outside of the Trust Account, (iii) deferred IPO expenses and fees in an amount as set forth in Parent’s balance sheet, and  (iv) any loans owed by the Parent to Sponsor in a principal amount, not to exceed, in the aggregate, the total amount of Parent’s expenses related to the merger and the other transactions contemplated by this Agreement and reasonable, ordinary course operational expenses that are not paid from the portion of the proceeds of the IPO that are held outside of the Trust Account (including the deferred portion of prior expenses reasonably incurred in connection with searching for other target companies for a business combination prior to the date hereof), any cash remaining in the Trust Account will be provided by Parent to the Surviving Corporation by way of equity contribution, intercompany loan or in such other tax-efficient manner that is mutually agreed by the Company and Parent.

ARTICLE X
DISPUTE RESOLUTION

10.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of any party. The Arbitrator shall be selected within thirty (30) days of the written request of any party.

(c) The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed and to be performed wholly in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 11.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified; provided, however, that Parent’s indemnification obligations under this Section 10.1(i) shall be subject to the prior agreement of any applicable indemnitee to be bound by a customary waiver of claim’s against Parent’s Trust Account.

(j) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Delaware to render such relief and to enforce specifically the terms and provisions of this Agreement.

10.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the parties to this Agreement acknowledges that it has been represented in connection with the signing of the foregoing waiver by independent legal counsel selected by it and that such party has discussed the legal consequences and import of such waiver with legal counsel. Each of the parties to this Agreement further acknowledges that it has read and understands the meaning of such waiver and grants such waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI
TERMINATION

11.1 Termination Without Default.

(a) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by mutual written consent of the Company and Parent.

(b) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by the date which is six (6) months after the date of this Agreement (the “Outside Closing Date”) and (ii) the failure of the Closing to occur by the Outside Closing Date was not the result of or caused by the breach of this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(c) In the event (i) an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, or (ii) any applicable Law is in effect making the consummation of the Merger illegal, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a party if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(d) In the event that there shall have been a Material Adverse Effect on the Company following the date of this Agreement which remains uncured and continuing for a period of thirty (30) days, Parent shall have the right, at its sole option, to terminate this Agreement without liability to the Company; provided that no event or circumstance set forth on Schedule 9.2(g) shall, for purposes of this Section 11.1(d), be deemed a Material Adverse Effect with respect to the Company.

(e) In the event that there shall have been a Material Adverse Effect on Parent following the date of this Agreement which remains uncured and continuing for a period of thirty (30) days, the Company shall have the right, at its sole option, to terminate this Agreement without liability to Parent.

(f) In the event that the Parent Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, Parent’s stockholders have duly voted, and the Parent Stockholder Approval was not obtained, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

11.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company at any time prior to the Closing, without prejudice to any rights or obligations Parent or Merger Sub may have, if: (i) (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein which has rendered or would render the satisfaction of any of the conditions set forth in Section 9.2 impossible and (y) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) evidence that the Company Stockholder Written Consent was obtained and not delivered to Parent by the Company Stockholder Written Consent Deadline (provided that Parent shall not be permitted to terminate this Agreement under this Section 12.2(a)(ii) at any time (A) prior to the Company Stockholder Written Consent Deadline or (B) after such evidence has been delivered to Parent).

(b) The Company may terminate this Agreement by giving notice to Parent at any time prior to the Closing, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein, which has rendered or would render the satisfaction of any of the conditions set forth in Section 9.3 impossible; and (ii) such breach cannot be cured or is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

11.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XI, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto or any other Person; provided that, no such termination shall relieve any party from liability incurred as a result of the willful breach by such party of this Agreement or such party’s fraud, in which case such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach or fraud. The provisions of Section 8.2, ARTICLE XII, this Section 11.3 and ARTICLE X shall survive any termination hereof pursuant to this ARTICLE XI.

ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Clarus Therapeutics, Inc.
555 Skokie Boulevard, Suite 340
Attention: Steven A. Bourne, Chief Financial Officer
E-mail: sbourne@clarustherapeutics.com
Telephone: (847) 562-4300 X203

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Mitchell S. Bloom, Arthur R. McGivern, Daniel J. Espinoza

E-mail:   mbloom@goodwinlaw.com, amcgivern@goodwinlaw.com,

despinoza@goodwinlaw.com
Telephone: (617) 570-1055; (617) 570-1971; (650) 752-3152

if to Parent or Merger Sub:

Blue Water Acquisition Corp.
15 E. Putnam Avenue, Suite 363
Greenwich, CT 06830
Attention: Joseph Hernandez, Chief Executive Officer
E-mail: hernandez_joe@yahoo.com
Telephone: (646) 303-0737

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, NY 10105
Attention: Barry I. Grossman, Esq. and Matthew A. Gray, Esq.
E-mail: bigrossman@egsllp.com; mgray@egsllp.com
Telephone: (212) 370-1300

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no shall any party seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.5 Expenses. The anticipated costs and expenses of the Company in connection with any merger, consolidation or business combination, including this Agreement and the transactions contemplated hereby as of the Closing Date shall be paid by Parent after the Closing. If the Closing does not take place, each party shall be responsible for its own expenses.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties.

12.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12 Third Party Beneficiaries. Except as provided in Section 8.3 and Section 12.14, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.13 Waiver. Reference is made to the final prospectus of Parent, dated December 15, 2020 (the “Prospectus”). The Company has read the Prospectus and understands that Parent has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Parent’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Parent Common Stock in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (“Business Combination”) or in connection with an amendment to Parent’s organizational documents to extend Parent’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Parent fails to consummate a Business Combination within 12 months after the closing of the IPO, subject to extension by amendment to Parent’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes, and (d) to Parent after or concurrently with the consummation of a Business Combination. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such it and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Parent and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Parent or its Representatives, as applicable, prevails in such Action. This Section 12.13 shall survive termination of this Agreement for any reason and continue indefinitely.

12.14 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement or any holder or beneficial owner of the 2025 Notes (which Persons are intended third party beneficiaries of this Section 12.14) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or such holder or beneficial owner or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, this Section 12.14 shall be without prejudice to the provisions of Section 8.3 with respect to the applicable indemnitees referred to therein.

12.15 No Other Representations; No Reliance. NONE OF THE PARTIES NOR ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SUCH PARTY OR ITS BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OR ARTICLE V, AS THE CASE MAY BE, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, none of the parties nor any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to such party made available to the other party and its Representatives, including due diligence materials, or in any presentation of the business of such party by management such party or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the other party in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV or ARTICLE V, as the case may be, as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any party, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the such party or any Company Securityholder, and are not and shall not be deemed to be relied upon by any other party in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV or ARTICLE V, as the case may be, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the parties in ARTICLE IV or ARTICLE V, as the case may be, in each case as modified by the Schedules: (a) each party acknowledges and agrees that: (i) neither any party, the Company Securityholders, nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of such party or the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of such party, the nature or extent of any liabilities of such party, the effectiveness or the success of any operations of such party or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding such party furnished to any other party or its Representatives or made available to any other party and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any party or any Company Securityholder has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV or ARTICLE V, as the case may be, and subject to the limited remedies herein provided; (b) each party specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the other party and (in the case of the Company) the Company Securityholders have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the parties, the Company Securityholders nor any other Person shall have any liability to any other party or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of such party or the future business, operations or affairs of such party.

12.16 Legal Representation. The parties hereto agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented Parent, Merger Sub and/or the Sponsor in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, and has also represented Parent and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Parent or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, which is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Parent and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of Parent, Merger Sub, the Sponsor or any of their respective Affiliates. The parties hereto acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Additional Agreements. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Parent or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

BLUE WATER ACQUISITION CORP.

By:	/s/ Joseph Hernandez
Name: Joseph Hernandez
Title: Chief Executive Officer

Merger Sub:

BLUE WATER MERGER SUB CORP.

By:	/s/ Joseph Hernandez
Name: Joseph Hernandez
Title: President

Company:

CLARUS THERAPEUTICS, INC.

By:	/s/ Robert E. Dudley
Name: Robert E. Dudley
Title: President and CEO

EXHIBIT A

COMPANY SUPPORT AGREEMENT

EXHIBIT B

PARENT SUPPORT AGREEMENT

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

CERTIFICATE OF MERGER

EXHIBIT E

SECOND AMENDED AND RESTATED CERTICATE

OF INCORPORATION OF PARENT

EXHIBIT F

AMENDED AND RESTARTED BYLAWS

OF PARENT

EXHIBIT G

PARENT EQUITY INCENTIVE PLAN

EXHIBIT H

COMPANY FIRPTA CERTIFICATE

EXHIBIT I

STOCKHOLDER LOCKUP AGREEMENT

EXHIBIT J

LENDER LOCKUP AGREEMENT